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                                                Filed pursuant to Rule 424(b)(2)
                                                SEC File No. 333-28525


                 SUPPLEMENT TO PROSPECTUS DATED JUNE 24, 1997



                            GREENBRIAR CORPORATION
                       4,000,000 SHARES OF COMMON STOCK
                                $0.01 PAR VALUE



        This Supplement relates to the Prospectus dated June 24, 1997 (the "Prospectus") covering an offering of 4,000,000 shares of common stock, $.01 par value (the "Common Stock"), of Greenbriar Corporation ("Greenbriar"). In the event there shall be any inconsistencies between the terms of this Supplement and the terms of the Prospectus, the terms of this Supplement shall control. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Prospectus.


Selling Stockholders
--------------------

        The 45,500 shares of common stock listed below and covered by this prospectus were issued to the Selling Stockholder named below in July 1997 in connection with an acquisition by Greenbriar.

        The following table sets forth the names of the Selling Stockholders, together with the maximum number of shares of Common Stock that may be offered and sold by use of this Prospectus. The number of shares set forth below include all of the shares of Common Stock received in July 1997 by the person indicated.

Selling Stockholder                             Number of Shares
-------------------                             ----------------
The Robinson-Humphrey Company, Inc.             45,500


                 The date of this Supplement is July 18, 1997